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                                                                      EXHIBIT 99

[Devon Energy Corporation Logo]                      [PennzEnergy Company Logo]
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FOR IMMEDIATE RELEASE

CONTACT:  VINCE WHITE                   JEANNE BUCHANAN
          DEVON ENERGY CORPORATION      PENNZENERGY COMPANY
          (405) 552-4505                (713) 546-6444

                     Devon Energy and PennzEnergy Announce
                             COMPLETION OF MERGER



OKLAHOMA CITY, OKLAHOMA; HOUSTON, TEXAS, August 17, 1999 -- Devon Energy Corporation (AMEX: DVN, TSE: NSX) and PennzEnergy Company (NYSE: PZE) today announced that their merger has been completed. The merger was announced on May 20, 1999. Shareholders of both companies approved the merger at special meetings of shareholders on August 17, 1999. More than 99 percent of the shares represented at the Devon meeting were cast in favor of the merger. Of the shares represented at the PennzEnergy meeting, approximately 92 percent were cast in favor of the merger.

TERMS OF MERGER

In the merger, each PennzEnergy share was converted into 0.4475 shares of common stock of the new Devon Energy Corporation. Each share of Devon common stock was converted into one share of new Devon. PennzEnergy shareholders will own approximately 31 percent of the combined company and Devon shareholders will own approximately 69 percent.

THE NEW DEVON ENERGY CORPORATION

Devon Energy Corporation now ranks in the top 10 of all U.S.-based independent oil and gas producers in terms of market capitalization, total proved reserves and annual production. Key measures of Devon Energy Corporation include:

 .  Total capitalization of approximately $5.0 billion.

 . Proved reserves, as of December 31,1998, of approximately 660 million barrels of oil equivalent (MMBOE) (52 percent natural gas and 48 percent liquids).

 . Net average daily production during 1998 of 230,000 barrels of oil equivalent (60 percent natural gas and 40 percent liquids).

 . U.S. operations concentrated in four core areas with year-end 1998 proved reserves of 422 MMBOE.
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 .  One of the world's largest coal bed methane producers from Devon's stable San
Juan Basin reserves. Significant exposure to the developing Powder River Basin and Raton Basin coal seam plays.

 . One of the largest producers in the Gulf of Mexico with operations on 75 blocks. Interests in an additional 98 undeveloped blocks.

 . Significant operations in the Western Canadian Sedimentary Basin. Year-end 1998 proved reserves of 144 MMBOE.

 . International operations in the Caspian Sea region, Egypt and Venezuela. Year-end 1998 proved reserves of 94 MMBOE, primarily in Azerbaijan.

 . An aggregate 15 million net undeveloped acres, providing an extensive inventory of exploration opportunities.

James L. Pate, Chairman of Devon Energy Corporation, said, "This merger has
created a powerful new independent energy company.   Devon is now poised to take
advantage of substantial economies of scale, cost savings and opportunities for strategic expansion. These synergies will result in improved value for all shareholders of the new Devon."

"I am excited and eager to begin this new chapter in the life of Devon Energy Corporation," said J. Larry Nichols, President and CEO of Devon. "This merger is the largest in Devon's history. It carries with it more opportunities to enhance shareholder value than anything we have accomplished to date. This is truly a banner day and I want to welcome all our new shareholders to Devon."

EXCHANGE AND TRANSMITTAL OF SHARES

Shareholders of Devon and PennzEnergy will receive written instructions for exchanging their current shares for shares of the new Devon Energy Corporation. The exchange and transmittal process will begin promptly. Questions concerning this process should be directed to the Exchange Agent, BankBoston, N.A., at its toll free number (800) 733-5001.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" as defined by the Securities and Exchange Commission. Such statements are those concerning the company's plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
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Devon Energy Corporation is an independent energy company engaged in oil and gas property acquisition, exploration and production. It is one of the top 10 public independent oil and gas companies in the United States and Canada, as measured by oil and gas reserves. Devon's Canadian operations are primarily conducted by its subsidiary, Northstar Energy Corporation, traded on the Toronto Stock Exchange under the symbol NSX. Shares of the new Devon Energy Corporation will continue to trade on the American Stock Exchange under the symbol DVN.

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